Exhibit 99.1

McDonald’s Announces Key Changes to Board of Directors

After 15+ years of outstanding service, Sheila A. Penrose will retire from the Board

Tony Capuano, Marriott International; Jennifer Taubert, Johnson & Johnson; and Amy Weaver, Salesforce, will join McDonald’s Corporation’s Board of Directors

CHICAGO, IL, August 22, 2022 – McDonald’s Corporation (NYSE: MCD) today announced the retirement of Sheila A. Penrose from the McDonald’s Board of Directors. The Company also announced the election of Tony Capuano, Marriott International; Jennifer Taubert, Johnson & Johnson; and Amy Weaver, Salesforce, to the Board. Sheila’s retirement will be effective September 30 and the election of Tony, Jennifer and Amy takes effect October 1.

“For over 15 years, Sheila has been a deeply committed and highly valued member of our Board. We have all benefited from her thoughtful counsel, strong expertise and unwavering dedication to McDonald’s. Through her leadership of the Sustainability and Corporate Responsibility Committee, Sheila has overseen McDonald’s critical progress against our ambitious climate, responsible sourcing and diversity, equity and inclusion goals, positioning us as a leader in the industry. We are grateful for all that she has done for McDonald’s and the communities we serve,” said Enrique Hernandez, Jr., McDonald's Chairman of the Board. “It is a testament to this great brand, and a continuation of the rich legacy of its Board, that we are welcoming such experienced, global leaders to help steward McDonald’s continued success. Each of these individuals represent the highest caliber of values-based leadership, bringing deep and varied expertise to help guide the Company.”

“Sheila has been a tremendous resource for me on our Board of Directors. She’s helped to spearhead our sustainability efforts and advocated on behalf of the larger role that McDonald’s plays in communities around the world. I will miss her,” said Chris Kempczinski, McDonald's President and Chief Executive Officer. “At the same time, I’m excited to welcome Tony, Jennifer and Amy to McDonald’s. They are inspiring leaders with a demonstrated track-record leading large, complex organizations. Their experience stewarding some of the world’s most respected global brands will benefit McDonald’s greatly and position the Company for continued growth.”

Today’s appointments include:

•Anthony Capuano who serves as CEO of Marriott International, a global hospitality company with a footprint of over 8,100 properties around the world that are home to some of the most well-known and iconic brands in travel. Capuano brings deep experience in real estate and leading an organization with a significant focus on franchising and driving digital customer engagement through its Marriott Bonvoy® loyalty program. Under Capuano’s leadership, the company launched “Marriott’s Bridging the Gap” program, a multi-year development initiative focused on fostering a more diverse and inclusive owner and franchisee base.

•Jennifer Taubert who serves as Executive Vice President and Worldwide Chairman, Pharmaceuticals at Johnson & Johnson, the world’s largest and most broadly based healthcare company. As leader of the company’s largest sector, with $52 billion in worldwide sales and more than 45,000 employees, Taubert has extensive experience navigating the complexities of a global business in a highly dynamic environment. A purpose-driven leader, she has dedicated her career to healthcare and making a positive impact for people and communities on a global scale. Taubert has been named to Fortune’s “Most Powerful Women” list for the past six years.

•Amy Weaver who serves as President and Chief Financial Officer of Salesforce, the leader in customer relationship management technology. A seasoned executive with extensive financial, legal and digital experience, Weaver is responsible for leading Salesforce's global finance organization. Before her appointment in 2021, she served as the company's Chief Legal Officer. Weaver has driven many of Salesforce's most strategic and operational initiatives, translating social imperatives into business successes. She also brings a deep understanding of the hospitality industry and customer experience from her time in leadership at Expedia.com, the online travel company.

About McDonald’s
McDonald’s is the world’s leading global foodservice retailer with nearly 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.

Forward Looking Statements
This document contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding McDonald's plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect McDonald's expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, McDonald's does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. McDonald's business results are subject to a variety of risks, including those that are described in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and subsequent filings with the Securities and Exchange Commission.